Exhibit 99.1

Hillenbrand Announces Fiscal Third Quarter 2020 Results

•Revenue of $608 million was 36% higher year over year given the addition of Milacron and strength in Batesville; organic revenue decreased 6%
•GAAP EPS of $0.32 decreased 33% primarily due to acquisition-related expenses and higher interest expense; adjusted EPS1 of $0.81 increased 25% largely driven by Milacron and Batesville
•Order backlog increased 20% year over year to $1.12 billion driven primarily by the addition of Milacron; Process Equipment Group backlog of $939 million was roughly flat year over year and decreased 4% sequentially
•Cash flow from operations of $75 million increased 19% compared to prior year
•Milacron 3-year cost synergy target increased from $50 million to $75 million and is on track to achieve $20-$25 million in cost synergies in the current fiscal year
•Portfolio simplification via the exit of TerraSource and Flow Control businesses to be undertaken, pending economic and market conditions
•Continued focus on protecting the health and safety of associates, serving customers globally, and successfully running the business in a challenging environment; as of August 5, 2020, all major global production locations are operating at or near normal production levels
•Elected Jennifer Rumsey to Board of Directors; brings complementary experience and skills in support of long-term strategic goals

BATESVILLE, Ind., August 5, 2020 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) (the “Company”) reported results today for the third quarter of fiscal 2020, which ended June 30, 2020.

“Our vision at Hillenbrand is to build a world-class global diversified industrial company with a proven record of success, driven by the Hillenbrand Operating Model. We took a meaningful strategic step forward with the Milacron acquisition, which significantly changed our company profile and portfolio. We added two complementary businesses to our portfolio, with value-added product and technology positions across the plastics value chain,” said Joe Raver, President and CEO of Hillenbrand.

“Since the Milacron acquisition, our team has done a great job executing our strategy in a challenging environment. We have focused on leveraging our operating model to improve profitability, drive free cash flow, pay down debt, and integrate Milacron. These efforts are evident in our third quarter results with strong organic margin expansion and cash generation. The integration remains on track, and we’ve made significant progress toward achieving the full strategic and financial benefits of the deal, while accelerating the realization of announced synergies and identifying incremental opportunities.

“Finally, from a strategic perspective and following the most recent review of our portfolio, we have made the decision to exit the TerraSource and Flow Control businesses, pending economic and market conditions. We have a process in place with the Board to review our portfolio on a regular basis, and following the transformational acquisition of Milacron and with the integration under way, we believe these businesses are now sub-scale within our portfolio. Our focus continues to be driving shareholder value as we execute our long-term strategy to position Hillenbrand for success in the future.”

Third Quarter 2020 Financial Highlights
Revenue of $608 million increased 36% in total compared to the prior year. The addition of Milacron drove 42% growth in revenue, which was partially offset by a decrease of 6% in organic sales across the rest of the portfolio. Excluding the impact of foreign currency exchange, total revenue increased 37%.

Net income of $24 million, or $0.32 per share, decreased $0.16 per share, or 33%, compared to the prior year, primarily as a result of acquisition-related expenses and higher interest expense. Adjusted net income of $61 million resulted in adjusted EPS1 of $0.81, an increase of $0.16, or 25%, mainly driven by the addition of Milacron and Batesville performance. The adjusted effective tax rate was 26.7%, an increase of 10 basis points from the prior year.

Adjusted EBITDA increased 74% to $121 million, primarily due to the Milacron acquisition, which contributed $38 million, and an increase of $11 million from Batesville. Adjusted EBITDA margin of 19.9% expanded 430 basis points compared to a year ago. On an organic basis, adjusted EBITDA increased 19% and adjusted EBITDA margin increased 410 basis points compared to last year, with strong margin expansion in the Process Equipment Group and Batesville segments.

Raver continued, “We delivered solid operating results in a challenging market environment while maintaining a constant focus on keeping our employees safe, serving our customers, and executing on our strategy as we navigated through the COVID-19 pandemic. Batesville delivered strong top- and bottom-line results while quickly adapting to more stringent health and safety requirements and responding to the needs of local communities deeply affected by the pandemic. Demand remains soft across many of the industrial end markets we serve; however, despite current market dynamics, we were able to expand margins through cost mitigation and productivity initiatives.

“As evidenced by our results, we continued to leverage the Hillenbrand Operating Model to improve margins and drive cash flow. I’m proud of the way our team has come together to overcome the challenges brought on by COVID-19. As we look ahead, we believe our strategy and the actions we have taken have positioned us well for the opportunities to come.”

Balance Sheet, Liquidity and Capital Uses
Hillenbrand generated cash flow from operations of $75 million in the quarter, an increase of 19% year over year, primarily due to cash generated by Milacron and a reduction in cash paid for taxes, partially offset by increases in working capital and interest payments. During the quarter, the Company returned nearly $16 million to shareholders in the form of quarterly dividends.

On May 19, 2020, the Company entered into an amendment to its existing credit agreement to, among other things, increase the leverage ratio permitted by the debt covenants. Additionally, on June 16, 2020, the Company completed its previously announced public offering of $400 million aggregate principal amount of 5.75% senior notes due 2025. Offering proceeds were used for repayment of the Company’s revolving credit facility. The Company then used cash and available borrowing capacity from the revolving credit facility to repay the entire $150 million aggregate principal amount outstanding on its 5.5% senior notes upon maturity in July 2020.

Net debt at the end of the quarter was $1.4 billion, and the net debt to adjusted EBITDA ratio was 3.3x, an improvement of 0.5x from December 31, 2019. As of June 30, 2020, the Company had liquidity of approximately $905 million, including $263 million in cash on hand and $642 million of borrowing capacity immediately available under its revolving credit facility.

Hillenbrand continues to prioritize paying down debt following the Milacron acquisition, reinvesting for growth, and supporting the dividend. The Company previously announced a suspension of share repurchases and a pause on acquisition activity, both of which remain in effect.

Third Quarter 2020 Segment Performance

Process Equipment Group
Process Equipment Group revenue of $281 million decreased 11% compared to the same period in the prior year. Excluding the impact of foreign currency exchange, revenue decreased 10%. The revenue decline was driven by lower demand for capital equipment and aftermarket parts and service across the segment, partially offset by favorable pricing. Adjusted EBITDA margin of 20.5% increased 310 basis points mainly due to pricing and productivity improvements, cost containment actions, and improved cost of quality, partially offset by cost inflation. Order backlog of $939 million was roughly flat compared to the prior year and increased 1% excluding the impact of foreign currency. Sequentially, backlog decreased 4%, with order softness across the segment due primarily to the impact of the COVID-19 pandemic.

Milacron
Milacron revenue of $186 million for the quarter decreased 23% on a pro forma basis year over year, primarily driven by lower demand for injection molding and extrusion equipment, largely due to the pandemic-related shutdown in India and weakness in the automotive end market. The decline was partially offset by increased hot runner sales in the medical and electronics end markets. Adjusted EBITDA of $38 million decreased 24%, and adjusted EBITDA margin of 20.5% decreased 20 basis points. Order backlog of $185 million decreased 3% year over year driven by lower injection molding and extrusion equipment orders. Order backlog decreased 1% sequentially. For purposes of this earnings release and comparative purposes only, all prior year comparisons for Milacron are made on a pro forma basis and excluding the Cimcool business, which the Company divested in March of this year.

Batesville
Batesville revenue of $140 million grew 7% year over year. The increase was primarily driven by higher volume, largely due to higher deaths from the COVID-19 pandemic, partially offset by an estimated increased rate at which families opted for cremation. Adjusted EBITDA margin of 26.0% was 670 basis points higher than the prior year, due to operating leverage, productivity initiatives, cost containment actions, and deflation in commodities and fuel, partially offset by inflation in wages and benefits.

Integration Update
The overall integration of Milacron is proceeding as planned despite limitations on some integration activities due to the COVID-19 pandemic. Hillenbrand is on track to realize targeted year-one cost synergies of $20 million to $25 million in the current fiscal year and now expects to generate annual run-rate cost synergies of $75 million within three years of the transaction close, a 50% increase from the original target of $50 million, driven by incremental procurement savings and operational efficiencies. Our dedicated Integration Management Office team is leveraging the Hillenbrand Operating Model and continually looking for additional opportunities to realize value for the combined company and shareholders.

Raver concluded, “With this integration, we are building a scalable foundation using the Hillenbrand Operating Model to drive both operational efficiency and growth. Team members across our businesses are committed to this effort and are working tirelessly under the current unprecedented circumstances. Our results to date give us increased confidence in our ability to deliver a higher level of cost synergies than previously announced. We look forward to capturing the full strategic and financial benefits of the combined companies, and I’m confident that the strong foundational work currently being executed will position Hillenbrand for continued profitable growth and drive long-term shareholder value.”

COVID-19 Update
Hillenbrand is committed to protecting the health and well-being of employees and their families, serving customers’ critical needs, and supporting the communities in which we work and live. Many of our businesses manufacture products essential to critical infrastructure, including health and safety, food and agriculture, energy, and death care. As of August 5, 2020, all significant global production locations are open and operating at or near normal production levels. All sites are following current protocols on the use of personal protective equipment, temperature checks and symptom screening, social distancing and frequent handwashing. We are closely managing our supply chain and have not experienced any significant disruptions to date.

Fiscal 2020 Outlook
Hillenbrand is providing guidance for the fourth quarter of fiscal 2020. The following estimates are based on our expectations for sequential changes from the third quarter. Our projections assume that a gradual stabilization of the global economy continues, with no increase in pandemic-related disruptions.

•Total revenue is expected to be relatively flat sequentially.
◦Process Equipment Group revenue is expected to be modestly higher, driven by sequential growth in large plastics projects and aftermarket parts and service.
◦Milacron revenue is expected to decrease modestly. Hot runner sales for medical projects related to COVID-19 are expected to decrease in the fourth quarter, and injection molding sales are expected to remain weak.

◦Batesville revenue is forecasted to decrease modestly as a result of lower expected mortality associated with COVID-19.
•Adjusted EPS1 is expected to be in the range of $0.60 to $0.70 for the fourth quarter.

1 As previously noted, beginning with fiscal third quarter results, the Company updated adjusted EPS to exclude after-tax acquisition-related intangible amortization. The Company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency. For comparison purposes, applying the previous approach to the third quarter would have resulted in adjusted earnings per share of $0.65, including $16 million of intangible asset amortization, which is excluded under the new methodology. A full reconciliation between GAAP and adjusted measures is included at the end of this release.

Conference Call Information
Date/Time: Thursday, August 6, 2020, 8:00 a.m. ET
Registration: http://www.directeventreg.com/registration/event/5483126
Conference call ID number: 5483126
Webcast link: https://ir.hillenbrand.com (archived through Friday, September 4, 2020)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, August 20, 2020
Replay ID number: 5483126
Dial-In for U.S. and Canada: 1-855-859-2056
Dial-In for International: +1-404-537-3406
Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the Company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring related charges;
•impairment charges;
•inventory step-up charges;
•intangible asset amortization;
•debt financing activities related to the acquisition of Milacron;
•net loss on divestiture of Cimcool;
•COVID-19 pandemic-related costs;
•the related income tax impact for all of these items; and
•non-recurring tax benefits and expenses related to the interaction of certain provisions of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and certain tax items related to the acquisition of Milacron and divestiture of Cimcool.

In consideration of the Milacron acquisition, beginning with the current quarter ended June 30, 2020, the company has reported adjusted EPS results that exclude after-tax acquisition-related intangible amortization, in addition to backlog amortization excluded in previous periods. Prior year periods have been restated to conform to the presentation in the current year periods. The company believes reporting adjusted EPS in this manner better reflects its core operating results and offers greater consistency and transparency.

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance. Adjusted EBITDA is not a recognized term under U.S. GAAP and therefore does not purport to be an alternative to net (loss) income.

Further, Hillenbrand’s measure of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group and Milacron businesses compete.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Process Equipment Group and Milacron.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 24 months for larger system sales within the Process Equipment Group. The majority of the backlog within Milacron is expected to be fulfilled within the next twelve months. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group and Milacron will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net revenue	$607.5	$446.6	$1,823.3	$1,321.5
Cost of goods sold	400.2	298.2	1,250.5	865.2
Gross profit	207.3	148.4	572.8	456.3
Operating expenses	118.5	90.8	411.9	275.2
Amortization expense	16.4	8.6	55.2	25.0
Impairment charges	—	—	82.5	—
Interest expense	19.7	5.2	55.3	16.1
Other income (expense), net	0.6	(0.5)	1.8	0.1
Income (loss) before income taxes	53.3	43.3	(30.3)	140.1
Income tax expense	28.3	11.6	17.7	39.9
Consolidated net income (loss)	25.0	31.7	(48.0)	100.2
Less: Net income attributable to noncontrolling interests	1.0	1.3	5.1	3.5
Net income (loss) attributable to Hillenbrand	$24.0	$30.4	$(53.1)	$96.7

Net income (loss) attributable to Hillenbrand — per share of common stock:
Basic earnings (loss) per share	$0.32	$0.48	$(0.73)	$1.54
Diluted earnings (loss) per share	$0.32	$0.48	$(0.73)	$1.52
Weighted average shares outstanding (basic)	75.1	63.0	72.8	62.9
Weighted average shares outstanding (diluted)	75.1	63.4	72.8	63.4

Cash dividends per share	$0.2125	$0.2100	$0.6375	$0.6300

Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$120.1	$109.6
Net cash used in investing activities	(1,286.8)	(38.4)
Net cash provided by (used in) financing activities	1,031.1	(62.5)
Effect of exchange rate changes on cash and cash equivalents	1.1	(0.2)
Net cash flows	(134.5)	8.5

Cash, cash equivalents, and restricted cash:
At beginning of period	399.4	56.5
At end of period	$264.9	$65.0

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) attributable to Hillenbrand	$24.0	$30.4	$(53.1)	$96.7
Impairment charges (1)	—	—	82.5	—
Business acquisition, disposition, and integration costs (2)	5.5	3.8	67.3	4.9
Restructuring and restructuring-related charges (3)	3.6	2.4	6.7	3.6
Inventory step-up (4)	3.6	—	40.7	0.2
Intangible asset amortization (5)	16.4	8.6	55.2	25.0
Net loss on divestiture (6)	—	—	3.0	—
Debt financing activities (7)	0.3	—	2.3	—
Other (8)	2.0	—	2.4	—
Tax effect of adjustments (9)	(5.0)	(3.9)	(60.3)	(8.7)
Tax adjustments (10)	10.6	—	18.6	1.8
Adjusted net income attributable to Hillenbrand	$61.0	$41.3	$165.3	$123.5

Diluted EPS	$0.32	$0.48	$(0.73)	$1.52
Impairment charges (1)	—	—	1.13	—
Business acquisition, disposition, and integration costs (2)	0.07	0.06	0.93	0.08
Restructuring and restructuring-related charges (3)	0.05	0.04	0.09	0.06
Inventory step-up (4)	0.05	—	0.56	—
Intangible asset amortization (5)	0.22	0.14	0.76	0.40
Net loss on divestiture (6)	—	—	0.04	—
Debt financing activities (7)	—	—	0.03	—
Other (8)	0.03	—	0.03	—
Tax effect of adjustments (9)	(0.07)	(0.07)	(0.83)	(0.14)
Tax adjustments (10)	0.14	—	0.26	0.03
Adjusted Diluted EPS	$0.81	$0.65	$2.27	$1.95

(1)Hillenbrand recorded impairment charges to goodwill and certain intangible assets within both the Process Equipment Group and Milacron reportable segments during the nine months ended June 30, 2020.
(2)Business acquisition, disposition, and integration costs during the three and nine months ended June 30, 2020 primarily included $5.0 and $62.7, respectively, of expenses for the settlement of outstanding Milacron share-based equity awards, professional fees, and severance and employee-related costs in connection with the acquisition and integration of Milacron. The remaining costs incurred during the three and nine months ended June 30, 2020 were primarily related to professional fees and other transaction costs in connection with the divestiture of Cimcool. Business acquisition, disposition, and integration costs during the three and nine months ended June 30, 2019 primarily included professional fees.
(3)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during the three and nine months ended June 30, 2020 and 2019.
(4)Represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Milacron and BM&M during 2020 and 2019, respectively.
(5)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(6)Hillenbrand recorded a pre-tax net loss on the divestiture of Cimcool during the nine months ended June 30, 2020.

(7)Debt financing activities primarily included the net interest expense on our $375.0 senior unsecured notes for the period during fiscal 2020 prior to completing the Milacron acquisition, along with certain other Milacron acquisition financing costs incurred during the three and nine months ended June 30, 2020.
(8)Other primarily included incremental expenses directly attributable to the COVID-19 pandemic, such as costs for sanitary supplies, bad debt expense, and transportation costs, during the three and nine months ended June 30, 2020.
(9)Represents the tax effect of the adjustments previously identified above.
(10)For three and nine months ended June 30, 2020, this represents the impact from the discrete recognition of tax expense on the divestiture of Cimcool and certain tax items related to the acquisition of Milacron, including the tax effect of Milacron carryforward tax attributes adversely impacting domestic taxes associated with the Tax Act, the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, and the tax effect of nondeductible acquisition expenses. For the three and nine months ended June 30, 2019, this represents the revaluation of the deferred tax balances, the tax on unremitted foreign earnings, and change in deferred tax liability as a result of revising our permanent reinvestment assertion on earnings of foreign subsidiaries driven by the Tax Act.

	Three Months Ended June 30,		Nine Months Ended June 30,
Shares used in computing non-GAAP per share amounts:	2020	2019	2020	2019
GAAP Weighted average shares outstanding (diluted)	75.1	63.4	72.8	63.4
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	—	—	0.1	—
Pro forma weighted average shares outstanding (diluted)	75.1	63.4	72.9	63.4

(1)Due to the occurrence of a net loss on a GAAP basis for the nine months ended June 30, 2020, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Adjusted diluted EPS	$0.81	$0.65	$2.27	$1.95
Intangible asset amortization (excluding backlog amortization)	(0.22)	(0.12)	(0.62)	(0.35)
Tax effect	0.06	0.04	0.15	0.09
Pro forma adjusted diluted EPS (1)	$0.65	$0.57	$1.80	$1.69

(1)As previously noted, beginning with 2020 fiscal third quarter results, the Company updated adjusted EPS to exclude all after-tax acquisition-related intangible amortization (in prior periods, only backlog amortization was excluded). This table reconciles adjusted EPS based on the current methodology to adjusted EPS as it was historically reported.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Process Equipment Group	$57.6	$54.9	$166.6	$156.6
Milacron	38.1	—	96.4	—
Batesville	36.4	25.3	91.4	83.6
Corporate	(11.1)	(10.7)	(30.9)	(31.7)
Less:
Interest income	(0.6)	(0.3)	(2.5)	(0.7)
Interest expense	19.7	5.2	55.3	16.1
Income tax expense	28.3	11.6	17.7	39.9
Depreciation and amortization	33.9	15.1	98.4	44.3
Impairment charges	—	—	82.5	—
Business acquisition, disposition, and integration costs	5.5	3.8	67.3	4.9
Restructuring and restructuring-related charges	3.6	2.4	6.7	3.6
Inventory step-up	3.6	—	40.7	0.2
Net loss on divestiture	—	—	3.0	—
Other	2.0	—	2.4	—
Consolidated net income (loss)	$25.0	$31.7	$(48.0)	$100.2

Forward-Looking Statements

Throughout this Form 10-Q, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project
become	pursue	estimate	will	forecast	continue	could	anticipate
target	impact	promise	improve	progress	potential	should
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the impact of contagious diseases such as the COVID-19 pandemic and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers’ credit quality, downgrades of the Company’s credit quality, closure or temporary interruption of the Company’s or suppliers’ manufacturing facilities, travel, shipping and logistical disruptions, loss of human capital or personnel, and general economic calamities; the outcome of any legal proceedings that may be instituted against the Company, or any companies we may acquire; risks that the integration of Milacron or any other integration, acquisition, or disposition activity disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; labor disruptions; the impact of the additional indebtedness that the Company has incurred in connection with the acquisition of Milacron and the ability of the Company to comply with financial or other covenants in its debt agreements or meet its de-leveraging goals; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials or certain outsourced services; continued fluctuations in mortality rates and increased cremations; competition in the industries in which we operate, including from nontraditional sources in the death care industry; our level of international sales and operations; cyclical demand for industrial capital goods; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; certain tax-related matters; and changes to legislation, regulation, treaties or government policy, including any resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2019, filed with the Securities and Exchange Commission (“SEC”) on November 13, 2019, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission on August 5, 2020. The forward-looking information in this release speaks only as of the date covered by this report, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACT
Rich Dudley, Senior Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com